Exhibit 21 – Subsidiaries of the Registrant

NRG South Central Generating LLC

Subsidiary Name	Date of Incorporation	State of Incorporation	Description
Big Cajun I Peaking Power LLC	08/03/2000	Delaware	Develop, own and operate the Cajun expansion project
Louisiana Generating LLC	06/14/1996	Delaware	Will own Cajun non-nuclear generating assets in Louisiana (including gas and coal fired generation) 1,708 MW
New Roads Holdings LLC	03/07/2000	Delaware	Holding company to hold title to certain Cajun assets that, due to federal regulatory reasons could not be held by Louisiana Generating
NRG Sabine River Works GP LLC	11/13/2000	Delaware	General partner of the Sabine River 450 MW gas-fired cogeneration project under construction in Orange, Texas
NRG Sabine River Works LP LLC	11/13/2000	Delaware	Limited partner of the Sabine RIVER 450 MW gas-fired cogeneration project under construction in Orange, Texas
NRG South Central Generating LLC	01/12/2000	Delaware	Special purpose holding company entity to facility central pool financing
NRG Sterlington Power LLC	11/13/1998	Delaware	Entity holding title to 200 MW simple cycle gas peaking facility in Sterlington, Louisiana
SRW Cogeneration Limited Partnership			Owner of the Sabine River 450 MW gas-fired cogeneration project under construction in Orange, Texas